Exhibit 99.1

ORBITAL ATK ANNOUNCES FINANCIAL RESULTS FOR

QUARTER ENDED MARCH 31, 2015

Company Reports Adjusted Pro Forma Revenue of $1.12 Billion and Adjusted Diluted Earnings Per Share of $1.14 in the Quarter

Orbital ATK Sets Financial Guidance For Calendar Year 2015

Dulles, Virginia 28 May 2015 — Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today announced both GAAP and adjusted pro forma financial results for the quarter ended March 31, 2015.* In addition to GAAP results, the company is presenting adjusted results because it believes they are useful to describe the underlying operating performance of the company by including the pre-merger Orbital results and excluding significant transaction, non-operational and other merger-related expenses in the quarter (for details see reconciliation tables at the end of this release).

For the March 2015 quarter, the company reported adjusted pro forma revenues of $1,116 million compared to $1,155 million in the comparable period of 2014. Adjusted operating income and profit margin were $116.7 million and 10.5%, respectively, in the quarter compared to $74.3 million and 6.4%, respectively, in the same period of 2014. Adjusted earnings per share in the quarter were $1.14 compared to $0.67 in the same period of 2014. Adjusted free cash flow from continuing operations was $58.7 million in the quarter ended March 31, 2015.

The company also reported GAAP revenues from continuing operations of $970 million for the March 2015 quarter compared to $791 million in the same quarter of 2014. GAAP operating loss from continuing operations was $1.1 million in the quarter compared to operating income from continuing operations of $78.1 million in the comparable period last year. The company reported a GAAP loss per diluted share of $0.87 in the March 2015 quarter compared to $1.17 earnings per share in the March 2014 quarter. Free cash flow was $91.9 million in the March 2015 quarter. GAAP results from continuing operations represent three months of legacy ATK (excluding the

* The adjusted financial results contained in this press release are non-GAAP financial measures and are adjusted to give effect to the merger of Orbital Sciences Corporation (Orbital) and Alliant Techsystems Inc. (ATK) in February 2015. The adjusted results exclude merger-related and other non-recurring expenses. Please refer to the reconciliation tables contained in this press release for more details.

— more —

Orbital ATK, Inc.    |    45101 Warp Drive, Dulles, VA 20166    |    703-406-5000

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Sporting Group) and approximately seven weeks of Orbital results from the date of the merger in February 2015. The results of the company’s Sporting Group are reported in discontinued operations for all periods as a result of the divestiture of this group in February 2015.

“With the completion of the Orbital ATK merger in early February, our team hit the ground running and has performed extremely well in all facets of our combined operations,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer. “This excellent performance has helped us begin calendar year 2015 with a strong quarter of new business bookings, operating margin expansion and earnings growth, and solid cash flow generation. For the remainder of the year, we will continue to maximize the benefits of the merger by realizing significant cost synergies and offering our customers a broader range of innovative and affordable products they can count on for the success of their missions.”

Adjusted Consolidated Financial Highlights

All financial measures discussed below are adjusted pro forma financial results from continuing operations.

	Quarter Ended March 31,
($ in millions, except per share data)	2015	2014
Revenues	$1,116	$1,155
Operating Income	116.7	74.3
Net Income	67.5	39.5
Diluted Earnings Per Share	$1.14	$0.67

Adjusted results.  See reconciliation tables in the “Disclosure of Non-GAAP Financial Measures” section for details.

Revenues decreased $39 million, or 3%, in the quarter compared to the same period in 2014. Revenues decreased $18 million in the Flight Systems Group and $19 million in the Defense Systems Group, partially offset by an $11 million increase in the Space Systems Group. Corporate revenue eliminations increased by $13 million.

Operating income increased $42.4 million, or 57%, in the quarter compared to the same quarter in 2014 due to increases in all operating segments. Operating income increased $11.0 million in the Flight Systems Group, $11.2 million in the Defense Systems Group, $2.3 million in the Space Systems Group and $17.9 million at corporate driven by better FAS/CAS pension results and lower intracompany eliminations.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

The increase in adjusted net income and earnings per share in the March 2015 quarter as compared to the same period last year was attributable to the improvement in operating income discussed above. Adjusted net income and earnings per share for both quarters presented assume interest expense at a blended rate of 3.6% on approximately $1.6 billion of debt, an income tax rate of 34% and a diluted share count of 59.4 million (see the Non-GAAP reconciliation tables for details).

“These solid financial results in the first quarter will pave the way for strong results for the year,” said Garrett E. Pierce, the company’s Chief Financial Officer.  “In addition, we will be deploying our expected strong free cash flow to execute a balanced capital allocation program that returns value to shareholders primarily in the form of share buybacks and dividends,” he added.

Adjusted Segment Results

Orbital ATK conducts its operations in three business units: Flight Systems Group (FSG), Defense Systems Group (DSG) and Space Systems Group (SSG). Each of these groups in turn consists of several product-line divisions, as noted below. Segment operating profit excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with GAAP (FAS) and pension costs recoverable under U.S. Government contracts as determined in accordance with government Cost Accounting Standards (CAS). This difference is recorded at the corporate level.  The amortization of intangible assets recorded in connection with the merger with Orbital is also recorded in corporate results. All financial measures discussed below are adjusted pro forma financial results.

Flight Systems Group:

	Quarter Ended March 31,
($ in millions)	2015	2014	% Change
Revenues	$366.0	$384.0	(5)%
Operating Income	44.7	33.7	33%
Operating Margin	12.2%	8.8%

Adjusted results.  See reconciliation tables in the “Disclosure of Non-GAAP Financial Measures” section for details.

FSG revenues decreased $18 million, or 5%, due to lower revenues in the Launch Vehicles Division. Operating income increased $11.0 million, or 33%, primarily due to a contract close-out in the Propulsion Systems Division.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Defense Systems Group:

	Quarter Ended March 31,
($ in millions)	2015	2014	% Change
Revenues	$502.0	$521.0	(4)%
Operating Income	51.6	40.4	28%
Operating Margin	10.3%	7.8%

Adjusted results.  See reconciliation tables in the “Disclosure of Non-GAAP Financial Measures” section for details.

DSG revenues decreased $19 million, or 4%, largely due to lower revenue in the Small Caliber Systems Division. Operating income increased $11.2 million, or 28%, primarily due to a contract adjustment in the Missile Products Division and higher margins in the Armament Systems Division.

Space Systems Group:

	Quarter Ended March 31,
($ in millions)	2015	2014	% Change
Revenues	$287.0	$276.0	4%
Operating Income	22.1	19.8	12%
Operating Margin	7.7%	7.2%

Adjusted results.  See reconciliation tables in the “Disclosure of Non-GAAP Financial Measures” section for details.

SSG revenues increased $11 million, or 4%, and operating income increased $2.3 million, or 12%, primarily due to higher revenues and margins in the Commercial Satellite Division.

Adjusted Free Cash Flow and Capital Allocation Plan

Adjusted free cash flow was $58.7 million during the three month period, including $110.0 million of cash from operations and $51.3 million of capital expenditures (see Non-GAAP reconciliation table for details).

Earlier this year, the company’s Board of Directors declared a $0.26 per share dividend for shareholders of record as of June 8, 2015 payable on June 28, 2015. The company’s Board also authorized a share repurchase program to purchase up to the lesser of one million shares or $75 million for the remainder of calendar year 2015. In addition, the company will pay approximately $60 million in required debt amortization during 2015.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Operational Highlights

Orbital ATK’s excellent operational execution led to the achievement of numerous milestones in the quarter. These included the following important events:

•                  In FSG, the company successfully completed a major test of the five-segment solid rocket booster for NASA’s Space Launch System and completed full-duration hot-fire certification testing of the new main engine for the Antares rocket. Orbital ATK delivered its 200th ship-set of advanced composite structures for the Lockheed F-35 military aircraft, its 50th ship-set of structures for the Airbus A350 commercial aircraft, and its first composite frames for the Boeing 787 aircraft. The company also celebrated the 25th anniversary of the first flight of the Pegasus rocket.

•                  In DSG, the company successfully demonstrated outstanding performance and accuracy for its Precision Guidance Kit (PGK) technology that transforms conventional artillery rounds into “smart” munitions. Orbital ATK also successfully carried out a final pre-production capabilities demonstration of an all-electric “smart bomb” fuze for the U.S. Air Force. In addition, DSG delivered over 4,700 tactical missile rocket motors, warheads and related products, and approximately 300 million rounds of small- and medium-caliber ammunition in the quarter.

•                  In SSG, the company-built Dawn spacecraft entered orbit around Ceres, the largest asteroid in the solar system, continuing its eight-year mission of discovery for NASA. SSG also launched a super-pressure scientific balloon, the first mission of its kind since NASA awarded a contract to the company to manage its scientific balloon program. Orbital ATK also delivered the SKYM-1 commercial broadcasting satellite to DIRECTV ahead of schedule, which was successfully deployed into orbit yesterday aboard an Ariane rocket.

“We are very pleased with progress made in integrating the two companies and are on track to achieve the cost synergies we targeted for this year and in 2016,” said Blake E. Larson, Orbital ATK’s Chief Operating Officer. “Our operational execution has been outstanding and it remains our number one priority to deliver our large backlog of orders with best-in-class quality, on schedule and on cost, for our customers.”

New Business Summary

In the first three months of 2015, Orbital ATK recorded approximately $1,480 million in new firm and option contract bookings. In addition, the company received approximately $120 million in option exercises under existing contracts. As of March 31, 2015, the

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

company’s firm backlog was approximately $7.97 billion and its total backlog (including options, indefinite quantity contract and undefinitized orders) was approximately $12.08 billion.

Adjusted Calendar Year 2015 Financial Guidance

The company provided the following financial guidance for calendar year 2015 which has been adjusted to include Orbital’s results from January 1 to February 8, 2015 and exclude transaction, restructuring and certain other one-time expenses. The guidance also includes $50 million of annual non-cash intangible asset amortization expense resulting from the merger with Orbital in 2015.

Guidance	Calendar Year 2015
Revenues ($ in millions)	$4,350 - $4,450
Operating Income Profit Margin	10.25% - 10.75%
Diluted Earnings Per Share	$4.40 - $4.60
Free Cash Flow ($ in millions)	$225 - $275

Orbital ATK currently expects an effective tax rate of approximately 34% and interest expense of about $58 million in 2015. Pension funding is expected to be approximately $40 million and capital expenditures are projected at about $150 million for the year. Shares outstanding are expected to average about 59 million this year.

Fiscal Year 2015 Results

On or before June 1, 2015, Orbital ATK will file a Form 10-K for its fiscal year 2015 (April 1, 2014 - March 31, 2015), which includes results of Orbital from February 9, 2015, the date of the completion of the merger, through March 31, 2015. The period from April 1 through December 31, 2015 will be a nine-month transition period to a calendar-based fiscal year that will begin on January 1, 2016.

Conference Call Information

Investors can listen to a live audio webcast of the conference call with analysts that Orbital ATK will host at 9:00 a.m. (EDT) today. To listen to the call, visit the company’s website at http://www.orbitalatk/investors. For those who cannot listen to the live webcast, a telephone recording of the conference call will be available by dialing (855) 859-2056 and using the conference ID 42619413. The recording will be available until June 4, 2015.  Orbital ATK has also posted on its website a presentation of first quarter 2015 financial results and operational highlights.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs more than 12,000 people in 20 states across the United States and in several international locations. For more information, visit www.orbitalatk.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ, including the following: potential difficulties in achieving expected merger synergies and efficiencies within the expected time-frames or at all; the integration of business operations being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption that might result from the merger; potential difficulties in retaining key employees; the Company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government military or NASA spending, including impacts of sequestration under the Budget Control Act of 2011; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; the impact of the Antares launch failure; failure to win or retain key contracts; costs of servicing debt, including cash requirements and interest rate fluctuations; the company’s capital deployment strategy, including share repurchases and dividend payments; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; supply, availability, and costs of raw materials and components, including commodity price fluctuations; performance of subcontractors and other third parties; development of key technologies; and the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings. Additional information concerning these and other factors can be found in Orbital ATK’s filings with the Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Disclosure of Non-GAAP Financial Measures

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to give effect to the merger of Orbital and ATK, and eliminate transaction costs, severance and stock accelerated vesting costs, goodwill impairment charges, legal settlement charges, restructuring expenses and other non-recurring expenses. In addition, the adjusted results reflect estimates of interest expense, the income tax rate and diluted shares that would be in effect for the period as if the merger with Orbital and divestiture of the Sporting Group had occurred on January 1, 2014. Please refer to the reconciliation tables below for more details.

Adjusted measures are provided so investors can more easily compare current and prior period results of the combined companies without the impact of significant non-recurring expenses.  The reconciliation of GAAP results to adjusted results is as follows:

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Consolidated Results

Quarter Ended March 31, 2015

($ in millions, except per share data)	Revenue	Operating Income	Operating Margin

Continuing Operations, As Reported	$970	$(1.1)	-0.1%

Orbital results for Jan. 1 to Feb. 8, 2015	129	(7.5)
Transaction expenses		30.1
Severance and accelerated vesting		25.2
Intangible amortization		(7.0)
Goodwill impairment		34.3
Legal settlement		25.0
Other (1)	17	17.7
As Adjusted	$1,116	$116.7	10.5%

Interest expense (2)		(14.5)
Taxes (3)		(34.7)
Adjusted Net Income		$67.5
Adjusted EPS (4)		$1.14

(1)  Includes change in intracompany eliminations, restructuring and other transaction impacts.

(2)  Includes interest on $1.6 billion average outstanding debt at a blended interest rate of 3.6%.

(3)  Reflects effective tax rate of 34%.

(4)  Reflects diluted share count of 59.4 million.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Quarter Ended March 31, 2014

($ in millions, except per share data)	Revenue	Operating Income	Operating Margin

Continuing Operations, As Reported	$791	$78.1	9.9%
Orbital results for Jan. 1 to Mar. 31, 2014(1)	323	23.0
Transaction expenses		1.1
Intangible amortization		(12.5)
Pension close-out	(27)	(27.4)
Environmental settlement		5.2
Change in intracompany eliminations	68	6.8
As Adjusted	$1,155	$74.3	6.4%

Interest expense (2)		(14.5)
Taxes (3)		(20.3)
Adjusted Net Income		$39.5
Adjusted EPS (4)		$0.67

(1)  Per Orbital Sciences Corporation Form 10-Q for quarter ended March 31, 2014.

(2)  Includes interest on $1.6 billion average outstanding debt at a blended interest rate of 3.6%.

(3)  As adjusted includes effective tax rate of 34%.

(4)  Adjusted EPS reflects diluted share count of 59.4 million.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Flight Systems Group

Quarter Ended March 31, 2015

($ in millions)	Revenue	Operating Income	Operating Margin

GAAP as Reported	$328	$42.7	13.0%
Orbital results for Jan. 1 to Feb. 8, 2015	38	2.0
As Adjusted	$366	$44.7	12.2%

Quarter Ended March 31, 2014

($ in millions)	Revenue	Operating Income	Operating Margin

GAAP as Reported	$247	$22.0	8.9%
Orbital results for Jan. 1 to Mar. 31, 2014(1)	137	11.7
As Adjusted	$384	$33.7	8.8%

(1)  Per Orbital Sciences Corporation Form 10-Q for quarter ended March 31, 2014.

Defense Systems Group

Quarter Ended March 31, 2015

($ in millions)	Revenue	Operating Income	Operating Margin

GAAP as Reported	$495	$44.9	9.1%
Transaction-related impacts	7	6.7
As Adjusted	$502	$51.6	10.3%

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Quarter Ended March 31, 2014

($ in millions)	Revenue	Operating Income	Operating Margin

GAAP as Reported	$548	$40.4	7.4%
Pension close-out	(27)	—
As Adjusted	$521	$40.4	7.8%

Space Systems Group

Quarter Ended March 31, 2015

($ in millions)	Revenue	Operating Income	Operating Margin

GAAP as Reported	$191	$(18.5)	-9.7%
Orbital results for Jan. 1 to Feb. 8, 2015	92	2.3
	283	(16.2)	-5.7%

Goodwill impairment		34.3
Transaction-related impacts	4	4.0
As Adjusted	$287	$22.1	7.7%

Quarter Ended March 31, 2014

($ in millions)	Revenue	Operating Income	Operating Margin

GAAP as Reported	$86	$8.6	10.0%
Orbital results for Jan. 1 to Mar. 31, 2014(1)	190	11.2
As Adjusted	$276	$19.8	7.2%

(1)  Per Orbital Sciences Corporation Form 10-Q for quarter ended March 31, 2014.

— more —

Orbital ATK Announces Financial Results for Quarter Ended March 31, 2015

Free Cash Flow

Quarter Ended March 31, 2015

($ in millions)	2015
Net cash provided by operating activities	$143.2
Capital expenditures	(51.3)
91.9

Adjustments (1)	(33.2)
Adjusted Free Cash Flow	$58.7

(1) Includes Orbital cash flow for premerger period; excludes merger and other non-recurring cash expenditures and adjusts for the timing of certain significant cash expenditures.

Investor and Media Contact:

Barron Beneski (703) 406-5528

Orbital ATK Inc.

Barron.Beneski@orbitalatk.com

# # #